EXHIBIT 99.1

Comstock Mining Announces Pricing of Public Offering of Common Stock

VIRGINIA CITY, NV (November 14, 2012). – Comstock Mining Inc. (the “Company”) (NYSE MKT: LODE) announced today that it has priced an underwritten public offering of approximately 3.7 million shares of common stock at a price of $2.19 per share. The offering is expected to close on November 19, 2012. The Company has granted the underwriters a 30-day option to purchase up to 553,900 additional shares to satisfy any overallotments.

The net proceeds to the Company from the offering will be approximately $7.2 million, after deducting underwriting discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering for working capital, bonding/permitting and general corporate purposes.

Global Hunter Securities, LLC, Aegis Capital Corp., and Moelis & Company LLC are acting as joint-book running managers for the offering and North Square Blue Oak Ltd, as co-manager for the proposed offering.

The offering is being made pursuant to the Company’s effective shelf registration statement that the Company previously filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering has been filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus may be obtained by contacting: Global Hunter Securities, LLC, 777 Third Avenue, New York, NY 10017, 646-264-5600.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any shares of the Company’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, which have or will be filed with the SEC.

About Comstock Mining Inc.

Comstock Mining Inc. is a Nevada-based gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration and mining. The goal of its strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces in 2013, and commencing commercial mining and processing operations with annual production rates of 20,000 gold equivalent ounces.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.: P.O. Box 1118 Virginia City, NV 89440 questions@comstockmining.com http://www.comstockmining.com

Corrado DeGasperis	Kimberly Shipley
President, CEO & Director	Manager of Investor Relations
Tel (775) 847 4755	Tel (775) 847-0545
degasperis@comstockmining.com	shipley@comstockmining.com